Exhibit 19.1
ALNYLAM PHARMACEUTICALS, INC.
AMENDED AND RESTATED INSIDER TRADING POLICY

(Amended as of February 27, 2023)
1.BACKGROUND AND PURPOSE
The federal securities laws prohibit any member of the Board of Directors (a “Director”) or employee of Alnylam Pharmaceuticals, Inc. and its subsidiaries (collectively, the “Company”) from purchasing or selling Company securities on the basis of material nonpublic information concerning the Company, or from disclosing material nonpublic information to others who might trade on the basis of that information. These laws impose severe sanctions on individuals who violate them. In addition, the SEC has the authority to impose large fines on the Company and on the Company’s Directors, executive officers and controlling stockholders if the Company’s employees engage in insider trading and the Company has failed to take appropriate steps to prevent it (so-called “controlling person” liability).
This Insider Trading Policy is being adopted in light of these legal requirements, and with the goal of helping:
•prevent inadvertent violations of the insider trading laws;
•avoid embarrassing proxy disclosure of reporting violations by persons subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
•avoid even the appearance of impropriety on the part of those employed by, or associated with, the Company;
•protect the Company from controlling person liability; and
•protect the reputation of the Company, its Directors and its employees.
As detailed below, this policy applies to family members and certain other persons and entities with whom Directors, employees and designated contractors and consultants have relationships. However, nothing in this policy is applicable to transactions by the Company itself. Each Director, employee and designated contractor and consultant is responsible for ensuring that all securities transactions covered under this policy by family members and certain other persons and entities with whom Directors, employees and designated contractors and consultants have relationships are in compliance with this policy and, therefore, should treat all such transactions for the purposes of this policy and applicable securities laws as if the transactions were made for such Director’s, employee’s or designated contractor’s or consultant’s own account. This policy continues to apply to Directors, employees and designated contractors and consultants following the termination of any such person’s service to or employment with the Company until any material, nonpublic information possessed by such Director, employee or designated contractor or consultant has become public or is no longer material.
This policy provides a prohibition on trading in Company securities on the basis of information about the Company that is both “material” and “nonpublic.” Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:
•    projections of future financial results, or other financial guidance that are inconsistent with the Company’s most recent guidance or consensus expectations;
•    current period revenue or financial results that are inconsistent with the consensus expectations of the investment community;
•    potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
•    pending or proposed mergers, acquisitions, tender offers, joint ventures, collaborations or dispositions of significant assets;
•    changes in management or the Board of Directors;
•    actual or threatened litigation or governmental investigations or major developments in such matters;
•    developments regarding product candidates, collaborations or financing sources, including for example clinical study results, efficacy or safety signals, unanticipated deaths in a trial, the halting of a trial or recall of a drug from the clinic or market, regulatory decisions or communications from regulators regarding drug candidates or a marketed drug;
•    changes in dividend policy, declarations of stock splits, or public or private sales of additional securities;
•    potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies;

•    bankruptcies or receiverships; and
•non-public information related to cybersecurity risks or incidents.
The Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities.
Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access.
2.PROHIBITION ON TRADING WHILE AWARE OF MATERIAL NONPUBLIC INFORMATION; PROHIBITION ON TIPPING OTHERS
2.1.Covered Persons. This Section 2 applies to:
•all Directors;
•all employees;
•any contractor or consultant designated as being covered by this policy from time to time;
•all family members of Directors, employees or designated contractors or consultants who share the same address as, or are financially dependent on, the Director, employee or designated contractor or consultant and any other person who shares the same address as the Director, employee or designated contractor or consultant (other than (x) an employee or tenant of such person or (y) another unrelated person whom the General Counsel determines should not be covered by this policy); and
•all corporations, partnerships, trusts or other entities owned or controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company securities.
2.2.Prohibition on Trading While Aware of Material Nonpublic Information. Except as provided in Section 4, no person or entity covered by this Section 2 may:

•purchase, sell or donate any securities of the Company while he or she is aware of any material nonpublic information concerning the Company or recommend to another person that they do so;
•disclose to any other person any material nonpublic information concerning the Company if such person may misuse that information, such as by purchasing or selling Company securities or tipping that information to others;
•purchase, sell or donate any securities of another company with which the Company does business while he or she is aware of any material nonpublic information concerning such other company which he or she learned in the course of his or her service as a Director, employee or designated contractor or consultant of the Company or recommend to another person that they do so; or
•disclose to any other person any material nonpublic information concerning another company with which the Company does business that he or she learned in the course of his or her service as a Director, employee or designated contractor or consultant of the Company if such person may misuse that information, such as by purchasing or selling securities of such other company or tipping that information to others.
2.3.Corporate Blackout Period. Except as provided in Section 4, no person or entity covered by this Section 2 may purchase, sell or donate any securities of the Company during the following time periods (each such period, a “Corporate Blackout Period”):
•beginning at the time of any public announcement by the Company of its quarterly or annual earnings or any public announcement of a significant corporate transaction or event, as determined by the Company, and ending upon the completion of the first full trading day after such announcement; or
•during such other periods as may be established from time to time by an officer of the Company in light of particular events or developments affecting the Company.
In addition, no person covered by any Corporate Blackout Period shall inform a person not covered by such Corporate Blackout Period that a Corporate Blackout Period imposed as a result of particular events or developments is in effect. See Section 3.2(a) for additional blackout periods imposed on certain individuals.
2.4.Prohibition on Margin Accounts and Pledges. No person or entity covered by this Section 2 may purchase Company securities on margin, borrow against Company securities held in a margin account, or pledge Company securities as collateral for a loan.

2.5.Prohibition on Short Sales and Derivative Transactions. No person or entity covered by this Section 2 may engage in any of the following types of transactions:
•short sales of Company securities, including short sales “against the box”;
•purchases or sales of puts, calls or other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities; or
•other hedging or monetization transactions accomplished through the use of prepaid variable forwards, equity swaps, collars and exchange funds.
3.ADDITIONAL PROHIBITIONS APPLICABLE TO DIRECTORS, EXECUTIVE OFFICERS AND DESIGNATED EMPLOYEES
3.1.Covered Persons. For purposes of this Section 3, the following individuals are each a “Designated Person”:
•all Directors;
•all executive officers;
•all members of the Company’s Executive Leadership Team, all employees at the level of Senior Vice President (or comparable level employee) and above, and such other employees as are designated from time to time by an officer in the legal department of the Company (each, a “Designated Employee”);
•for purposes of Section 3.4 only, all employees at the level of Vice President (or comparable level employee) and such other employees as are designated from time to time by an officer in the legal department of the Company (each, a “Pre-Clear Employee”);
•all family members of Directors, executive officers and Designated Employees (and, for purposes of Section 3.4 only, Pre-Clear Employees) who share the same address as, or are financially dependent on, the Director, executive officer or Designated Employee (or, for purposes of Section 3.4 only, Pre-Clear Employee) and any other person who shares the same address as the Director, executive officer or Designated Employee (or, for purposes of Section 3.4 only, Pre-Clear Employee) (other than (x) an employee or tenant of the Director, executive officer or Designated Employee (or, for purposes of Section 3.4 only, Pre-Clear Employee) or (y) another unrelated person whom the General Counsel (or, for

Pre-Clear Employees, an officer in the legal department of the Company) determines should not be covered by this policy) (“Immediate Family”); and
•all corporations, partnerships, trusts or other entities owned or controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company securities.
3.2.Additional Blackout Periods.
(a) Quarterly Blackout. Except as provided in Section 4, no Quarterly Blackout Person may purchase, sell or donate any securities of the Company during the period beginning after market close on the fifteenth (15th) day before the end of the then-current quarter, and ending upon the completion of the first full trading day after the time of any public announcement by the Company of its quarterly or annual earnings (each, a “Quarterly Blackout Period”). “Quarterly Blackout Person” means:
•all Directors;
•all executive officers;
•all members of the Company’s Executive Leadership Team; and
•Designated Employees.
(b) Pension Fund Blackout. If the Company is required to impose a “pension fund blackout period” under Regulation BTR, each Director and executive officer shall not, directly or indirectly sell, purchase or otherwise transfer during such blackout period any equity securities of the Company acquired in connection with his or her service as a director or executive officer of the Company, except as permitted by Regulation BTR.
3.3.Trading by Directors and Designated Persons. Except with respect to sales of equity securities of the Company held under the Company’s 401(k) plan or as otherwise provided under Section 4, no Designated Person shall, directly or indirectly, sell or otherwise transfer any equity securities of the Company except pursuant to a binding contract, written plan or specific instruction, which is adopted and operated in compliance with Rule 10b5-1 under the Exchange Act (a “trading plan”), which trading plan is entered into in compliance with Section 3.5 below and the Company’s 10b5-1 Trading Plan Policy defined in Section 3.9 below and contains terms and conditions which are in compliance with such policy. Sales of equity securities of the Company held under the Company’s Section 401(k) plan by any employee covered by this Section 3.3 shall comply with all other provisions of this policy.
3.4.Notice and Approval of Transactions. Each Designated Person (including Pre-Clear Employees and their Immediate Families) shall notify a Designated Officer (as defined in Section 3.8 below) of any proposed purchase, sale or other acquisition or disposition of securities of the Company prior to the occurrence of the transaction. This notification must be in writing and must describe the type of proposed transaction (an open market purchase, a privately negotiated sale, an option exercise, etc.) and whether the proposed transaction will be effected by a Designated Person (including Pre-Clear Employees and their Immediate Families) or by a relative or affiliated entity, and must include such other information as a Designated Officer may require from time to time; provided, however, that if the request is made through a Company trade clearance portal, the Designated Person shall be deemed to have complied with these notification requirements if the Designated Person completes the requirements specified for a request in such portal. The notification shall also contain a certification that the notifying party is not in possession of material nonpublic information concerning the Company; and, in the case of an employee, a Designated Officer may require that the notice be preceded or accompanied by a written confirmation from a supervisor at the level of director or above that the notifying party is clear to complete the requested transaction. Promptly following receipt of such notice, such Designated Officer shall review and either approve or prohibit the proposed transaction in writing. A Designated Officer may reject any trading request at his or her sole discretion. For purposes of this Section 3.4, a purchase, sale or other acquisition or disposition shall be deemed to occur at the time the person becomes irrevocably committed to it; in the case of an open market purchase or sale, this occurs when the trade is executed (not when it settles). Clearance by a Designated Officer or supervisor does not constitute advice or guidance regarding the legality of a transaction; and no Designated Officer or supervisor assumes the responsibility for, and notice to and approval of the trade by a Designated Officer or supervisor does not protect the trading party from, the consequences of prohibited insider trading.
3.5.Notice and Approval of Entry into a Trading Plan. Each Designated Person shall notify a Designated Officer prior to entering into a trading plan, which must be in compliance with the Company’s 10b5-1 Trading Plan Policy. This notification must be in writing and shall include the following: the proposed date of effectiveness of such trading plan; a copy of the proposed trading plan; and a certification that the notifying party is not in possession of material nonpublic information concerning the Company. Promptly following receipt of such notice, and compliance by the applicable Designated Person with such other procedures as a Designated Officer may require from time to time, a Designated Officer shall review and either approve or prohibit the proposed trading plan in writing. Once a trading plan is entered into, any amendment to or modification of, or termination of, the trading plan will require further approval of a Designated Officer to the extent provided in the Company’s 10b5-1 Trading Plan Policy. Clearance of a trading plan by a Designated Officer does not constitute advice or guidance regarding the validity of the trading plan under applicable laws and regulations; and no Designated Officer assumes the responsibility for, and notice to and approval of the trading plan by a Designated Officer does not protect the trading party from, the consequences of prohibited insider trading.
3.6.Completion of Trades. After receiving written clearance to engage in a trade from a Designated Officer, a Designated Person must complete the proposed trade within three business days or make a new trading request.

3.7.Post-Trade Reporting. Any transactions in the Company’s securities by a Director or executive officer (including transactions effected pursuant to a trading plan) must be reported to a Designated Officer in writing within one business day of the date the transaction occurs.
3.8.Designated Officers. For purposes of this policy, a “Designated Officer” means (i) the Company’s Chief Legal Officer or Chief Financial Officer, or officers performing equivalent functions regardless of title, and (ii) any other Company employees that either of them designate as a Designated Officer for purposes of implementing the provisions of this policy that require actions of a Designated Officer (and such individuals do not need to be officers of the Company to be so designated).
3.9. 10b5-1 Trading Plan Policy. For purposes of this Policy, the Company shall maintain a policy (an “10b5-1 Trading Plan Policy”) that sets forth the terms and conditions of a trading plan that may be entered into in compliance with this Policy and with a view to compliance by Covered Persons of SEC Rule 10b5-1(c) for purposes of relying on the affirmative defense to allegations of insider trading provided for in such rule, as well to enable the Company’s efficient administration of trading in Company securities by Covered Persons who enter into a trading plan. Designated Officers are authorized to approve the 10b5-1 Trading Plan Policy and to make amendments and modifications to such policy from time to time as they deem necessary or appropriate for such policy.
3.10.Written Communications. For purposes of this Policy, except as may otherwise be required or restricted by the Company, any requirement that a communication be in writing shall be deemed satisfied if such communication is made to and received by the Company using electronic means, which includes without limitation via email, using a clearance portal made available by the Company’s intranet, and use of an Internet-based system provided by a brokerage.
4.EXCEPTIONS
4.1.Exceptions. The prohibitions in Sections 2.2, 2.3, 3.2(a) and 3.3 on purchases, sales and donations of Company securities, and the transaction pre-clearance requirements in Section 3.4, do not apply to:
(a)    the exercise of options to purchase securities of the Company, including by means of a net exercise or other surrender of securities to the Company in payment of the exercise price, in each case, in a manner permitted by the applicable equity award agreement, provided, however, that this policy shall apply to (i) any broker-assisted cashless exercise of options or other market sale of Company securities for the purpose of generating the cash needed to pay the exercise price of an option and (ii) the Company securities acquired upon the exercise of options; and provided further that exception under this paragraph does not obviate the need for compliance with the approval or any other requirements of an equity compensation plan or other Company plan or policy that covers the relevant transaction;

(b)    the surrender of securities to the Company in satisfaction of any tax withholding obligations upon the exercise of options, vesting of restricted stock or settlement of restricted stock units, in each case, in a manner permitted by the applicable equity award agreement; and provided further that exception under this paragraph does not obviate the need for compliance with the approval or any other requirements of an equity compensation plan or other Company plan or policy that covers the relevant transaction;
(c)    the mandatory sale of securities in satisfaction of any tax withholding obligations upon the vesting of restricted stock or the settlement of restricted stock units, arranged by the Company with a broker on behalf of an employee, as required by the applicable equity award agreement, provided the employee has not engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act;
(d)    purchases of Company securities under a Company employee stock purchase plan resulting from periodic contributions to the plan pursuant to payroll deduction elections; provided, however, that this policy shall apply to any sale of Company securities acquired under such plan;
(e)    purchases of Company securities in the Company’s 401(k) retirement plan pursuant to Company contributions of securities; provided, however, that this policy shall apply to (i) an election to make an intra-plan transfer of an existing account balance out of the Company stock fund; (ii) an election to borrow money against or receive a distribution from the Retirement Plan account if the loan or distribution will result in a liquidation of some or all of the participant’s Company stock fund balance; and (iii) an election to pre-pay a plan loan if the pre-payment will result in an allocation of loan proceeds to the Company stock fund;
(f)    other purchases of securities directly from the Company or sales (or surrenders) of securities directly to the Company;
(g)    (i) bona fide gifts, (ii) transfers without value to or for the benefit of any immediate family member, family trust or other entity established for the benefit of transferor and/or an immediate family member thereof or (iii) distributions or transfer under grantor retained annuity trusts, unless in each case the person or entity making such gift, transfer or distribution has reason to believe that the recipient intends to sell the securities while the donor is aware of material nonpublic information or while a Corporate Blackout Period or Quarterly Blackout Period is applicable to such donor; provided, however, that this policy shall apply to any subsequent sale or transfer of Company securities acquired in connection with such distribution; or
(h)    purchases or sales made pursuant to a trading plan that was entered into, modified and/or amended in compliance with, and which terms and conditions are in compliance with, Section 3.5 above and the Company’s 10b5-1 Trading Plan Policy.
4.2.Partnership Distributions. Nothing in this policy is intended to limit the ability of a venture capital partnership or other similar entity with which a Director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected Director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.
5.PENALTIES FOR VIOLATION
Violation of any of the foregoing rules is grounds for disciplinary action by the Company, including employment termination. Persons or entities subject to this policy who become aware of any such violation by any director, officer or employee of the Company shall report the violation immediately to the Company’s principal financial officer or legal department.
6.COMPANY ASSISTANCE AND EDUCATION; AMENDMENT AND WAIVER
6.1.Education. The Company shall take reasonable steps designed to ensure that all Directors and employees of the Company are educated about, and periodically reminded of, the federal securities law restrictions and Company policies regarding insider trading. Directors and employees shall be required to certify their understanding of, and intent to comply with, this Insider Trading Policy.
6.2.Assistance. The Company shall provide reasonable assistance to all Directors and executive officers, as requested by such Directors and executive officers, in connection with the filing of Forms 3, 4 and 5 under Section 16 of the Exchange Act. However, the ultimate responsibility, and liability, for timely filing remains with the Directors and executive officers.
6.3.Amendment and Waiver. The Company may at any time change this policy or adopt such other policies or procedures which it considers appropriate to carry out the purposes of its policies regarding insider trading and the disclosure of Company information. Notice of any such change will be delivered by regular or electronic mail (or other delivery option used by the Company) by the Company. A waiver of any provision of this policy in a specific instance may be authorized in writing by the Chair of the Nominating and Corporate Governance Committee of the Board or the Chair of the Audit Committee of the Board or, in the case of a waiver with respect to a Designated Person, the Audit Committee of the Board, and, in each case, any such waiver shall be reported to the Company’s Board of Directors.

Certification

I, ______________________________ do hereby certify that:
        (Print Name Above)
1.    I have received and carefully read the Insider Trading Policy of Alnylam Pharmaceuticals, Inc.
2.    I understand the Insider Trading Policy.
3.    I have complied and will continue to comply with the terms of the Insider Trading Policy.

Date: __________________________        __________________________________
                                    (Signature)

EACH EMPLOYEE, OFFICER AND DIRECTOR IS REQUIRED TO SIGN, DATE AND RETURN THIS CERTIFICATION TO THE HUMAN RESOURCES DEPARTMENT (OR COMPLETE THE ONLINE CERTIFICATION VIA THE LEARNING MANAGEMENT SYSTEM) WITHIN FIFTEEN (15) BUSINESS DAYS OF BECOMING AN EMPLOYEE, OFFICER OR DIRECTOR AND WITHIN FIFTEEN (15) BUSINESS DAYS AFTER RECEIPT OF ANY MATERIAL AMENDMENT TO THE INSIDER TRADING POLICY. FAILURE TO DO SO MAY RESULT IN DISCIPLINARY ACTION.